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                       CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated February 7, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of Strong Advisor Mid Cap Growth Fund (formerly known as Strong Mid Cap Growth Fund) and Strong Advisor Small Cap Value Fund (formerly known as Strong Small Cap Value Fund) (each a series of Strong Equity Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 28, 2000